SUB-ITEM 77D(E)

                            POLICIES WITH RESPECT TO
                              SECURITY INVESTMENTS

                            TAX-FREE INVESTMENTS CO.



           Effective as of February 4, 2000, the Cash Reserve Portfolio (the "Portfolio") of Tax-Free Investments Co. may invest in other investment companies to the extent permitted by the 1940 Act, and rules and regulations thereunder, and if applicable, exemptive orders granted by the SEC. The following restrictions apply to investments in other investment companies other than Affiliated Money Market Funds: (i) the Portfolio may not purchase more than 3% of the total outstanding voting stock of another investment company; (ii) the Portfolio may not invest more than 5% of its total assets in securities issued by another investment company; and (iii) the Portfolio may not invest more than 10% of its total assets in securities issued by other investment companies other than Affiliated Money Market Funds. With respect to the Portfolio's purchase of shares of another investment company, including Affiliated Money Market Funds, the Portfolio will indirectly bear its proportionate share of the advisory fees and other operating expenses of such investment company.